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                                                                      EXHIBIT 22

                                  SUBSIDIARIES

    Standard Brands Paint Co., a California corporation

    Major Paint Company, a California corporation

    Standard Brands Realty Co., Inc., a California corporation

    Promark Group West, a Nevada corporation

    SBP Leasing Company, a Nevada corporation

    SBP Transportation Co., Inc., a California corporation